Exhibit 99.2

TRANSCRIPT OF THE REDDY ICE HOLDINGS, INC.

First Quarter 2004 Earnings Conference Call

August 12, 2004, 10:00 a.m. EDT

OPERATOR:  Good morning, and welcome to the Reddy Ice second quarter earnings conference call.  At this time, all participants have been placed on a listen-only mode, and the floor will be opened for questions following today’s presentation.

At this time, it is my pleasure to introduce Lisa Elliot, Vice President of DRG&E.  Lisa, you may begin.

LISA ELLIOT, VICE PRESIDENT OF DENNARD RUPP GRAY & EASTERLY:  Thank you, and good morning, everyone.  We appreciate you joining us for the Reddy Ice conference call this morning to review quarterly results.

Before I turn the call over to management I have a few items to run through.  To receive future Reddy Ice press releases via fax or e-mail or if you experienced a technical problem this morning and you didn’t receive yours, please call the offices of DRG&E, and we’ll be glad to help you with that.  Our number is 713-529-6600 and if you’d like to hear a replay of today’s call you can do so for the next seven days 24 hours a day by dialing 973-341-3080 and entering the pass code 5023878.

As you know, today management is going to discuss certain subjects that will contain forward looking information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including known events and developments that may have an impact on the company’s future operating results.  Should one or more of these risks materialize or should underlying assumptions prove incorrect we caution that actual results could differ materially from those that management might be describing in today’s discussion.  Additional detailed information concerning these factors that could cause actual results to differ materially from today’s information is readily available in the company’s SEC filings under the heading “Risk Factors.”  Please note that information reported on this call speaks only as of today, August 12th, 2004, and therefore, you are advised that time-sensitive information may no longer be accurate as of the time of any replay.

Now I would like to turn the call over to Mr. Bill Brick, Reddy Ice’s Chairman and Chief Executive Officer.  Bill?

BILL BRICK, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, REDDY ICE HOLDINGS:  Thank you, Lisa.  Good morning, everyone, and thank you for joining us.

As stated, the purpose of this call is to discuss the second quarter earnings and the outlook for the third quarter and full year 2004.

In regards to results for the second quarter 2004, results ,including the recent acquisitions, met our expectations.  Revenues of $88.5 million were slightly above the top of our guidance range of $82 to $87 million.  Weather patterns were varied during the quarter, with our Eastern markets being favorably impacted and our Texas and Colorado markets being adversely affected.

EBITDA as adjusted, hereafter referred to as EBITDA, of 29.9 million was slightly above the midpoint of our previously stated guidance range of $28 to $31 million.  EBITDA increased $6.9 million in the second quarter of 2004 compared to the prior year’s second quarter.  The increase in the EBITDA was primarily the result of acquired operations, increased volume sales in our ice business and the elimination of certain operating lease expenses related to asset purchases in 2003.  Offsetting these positive changes in EBITDA were increases in fuel, electricity and bag costs.  Through the first six months of the year, these costs are approximately $1.6 million over the prior year.

As we discussed in the last conference call, we acquired three small ice companies during the second quarter for a total cash purchase price of approximately $4.2 million.  As in the first quarter, these were small tuck-in acquisitions within our existing geographic footprint that became available at attractive prices.  We’ve completed six acquisitions during the first six months of this year for a total purchase price of approximately $5.3 million.

At this point I’ll turn the call over to Steve Janusek, our Chief Financial Officer, for a more detailed review of our results and then I will close with some final comments.  Steve?

STEVE JANUSEK, CHIEF FINANCIAL OFFICER, REDDY ICE HOLDINGS:  Thanks, Bill.  Good morning.  Let me provide some additional detail regarding the second quarter.

Revenues were $88.5 million versus $70.7 million in last year’s second quarter, which was slightly above the top of our guidance range.  Approximately $13.4 million of the increase was due to the Service Ice, Triangle Ice and 2004 acquisitions.  Sales were up approximately $3.1 million in our core business as volumes were slightly above the prior year’s quarter.  Also contributing approximately $1.3 million on the quarter sales was a change in the terms under which we do business with our distributors.  Modifications made to certain of our distributor relationships related to our regional and national account business resulted in our recording the revenues and delivery expenses related to those distributors on a gross basis instead of a net basis.  This resulted in additional revenue and an equal amount of additional cost of goods sold.

Cost of goods sold were $49.8 million in this year’s second quarter compared to $40.5 million in the same period of 2003.  This increase was primarily due to approximately $6.7 million of additional expenses related to acquisitions.  Also contributing to the change was a $2.3 million increase in cost of goods sold in our core business related to higher volume sales and increases in fuel and electricity costs as well as the addition of $1.3 million related to the change in distributorship relationships.  Offsetting these increases in our core business was a reduction of one million dollars in equipment leasing costs resulting from asset purchases in 2003.

Operating expenses for the quarter were $8.8 million, compared to $7.3 million in last year’s second quarter.  Operating expenses associated with acquisitions were approximately $1.0 million.

EBITDA for the quarter increased $6.9 million from $23.0 million in 2003’s second quarter to $29.9 million in the current quarter.  For a reconciliation of EBITDA to net income available to common shareholders, please go to today’s press release on our website at www.reddyice.com.

Depreciation and amortization and amortization expense decreased by $0.2 million as compared to the second quarter of last year.  The lower expense this year is due primarily to the merger in August and the related purchase accounting adjustments that affected fixed assets.

Interest expense decreased $2.0 million from last year.  This decrease in interest expense is primarily due to the refinancing of our debt in August of 2003, which resulted in significantly lower average interest rates.

For the full six months of 2004, revenues were $125.9 million in the first six months of ‘04 versus $103.3 million in the first six months of ‘03.  Approximately $17.5 million of the increase was due to acquisitions.  Revenues in our core operations increased by approximately $4.2 million.  Also contributing approximately 1.6 million to the year-to-date sales was the previously discussed change under the terms in which we do business with our distributors.  The modifications made to these distributor relationships occurred primarily in the second quarter.  Offsetting these increases was a $0.7 million decrease in our non-ice revenue.

Cost of goods sold were $78.4 million in this year’s first six months compared to $66.3 million in the same period of ‘03.  The increase was due to approximately $10.0 million of additional expenses-related acquisitions, an increase of $2.4 million in our core business, an additional $1.6 million due to changes in distributorship relationships, and a reduction of $1.9 million in equipment leasing costs related to the asset purchases in ‘03.

Operating expenses for the first six months of ‘04 were $17.1 million compared to $14.7 million in the prior year.  The increase was primarily due to $1.9 million of expenses associated with the acquired operations.

EBITDA increased $8.1 million from $22.4 million in the first six months of ‘03 to $30.5 million in the current year-to-date period.

Depreciation and amortization expense decreased by $0.4 million as compared to the first six months of last year.  Interest expense decreased $3.7 million from last year related to the refinancing of our debt in August of 2003.

Regarding the balance sheet, cash and equivalents were $6.6 million as of June 30th compared to $12.8 million at the end of 2003.  Our total debt, net of cash, was $328.8 million as of June 30th, 2004.  At the end of the second quarter, our ratio of EBITDA to net debt was below 4.3 times on a pro forma basis and was decreasing from its seasonal high point.

We continue to have ample liquidity.  At the end of the second quarter we had $5.3 million drawn on our revolver, with $20.4 million of availability.  As of yesterday, we had no balances outstanding on our $35 million revolver and had approximately $25.7 million of availability, the difference being the outstanding letters of credit of $9.3 million.  We also have approximately $10 million of cash.

Capital expenditures in the second quarter were $4.8 million and dispositions of assets generated cash of $1.9 million.  Year-to-date CAPEX is $8.0 million, with $2.2 million of dispositions.  As previously mentioned, we spent approximately $4.2 million to acquire three small ice companies in the second quarter, bringing the year-to-date total for acquisitions to 5.3 million.  For the full year of 2004, although our proceeds of dispositions will be higher than previously anticipated, we still expect net CAPEX to be in the range of $13 to $13.5 million.

Finally, let me provide some detailed guidance for the third quarter and full year 2004.  Including the effects of the recent acquisitions, we continue to expect revenues for the full year of 2004 to be between $274 and $284 million, with EBITDA ranging from $76 to $81 million.  This compares to 2003 pro forma revenue and EBITDA of 273.2 million and 75.4 million.  Our expectations for net income before preferred dividends are in a range of $16 to $19 million.

For the third quarter of 2004, we expect revenues of $98 to $104 million and EBITDA of $36 to $40 million.  This compares to pro forma revenue and EBITDA in the third quarter of $2003 of $103.2 million and $40.1 million, respectively.  Net income before preferred dividends in the third quarter is expected to be in the range of $14 to $17 million.  Please note that we’ve also included our expectations of depreciation and amortization expense, interest expense, non-cash income taxes, and preferred dividends in our reconciliation of EBITDA to net income available to common shareholders.

We continue to expect working capital to remain consistent from year-end 2003 to year-end 2004, and do not expect to pay any significant cash taxes until late 2005.  We estimate that our annual interest expense will include approximately $2 million of non-cash amortization of debt issue costs, resulting in cash interest expense of approximately 24 million.  This estimate reflects the effect of the second amendment to our credit facility completed during February this year, which reduced the margin on our term loans by 50 basis points.

During 2004, we continue to expect to generate approximately $36 to $42 million of free cash flow after cash interest, quarterly principal payments on our debt, and net CAPEX prior to the cost of any acquisitions.  Our credit facility requires that 75 percent of our annual free cash flow prior to any acquisitions be paid down on our term loans.  Therefore, at this time, we anticipate a pay down of approximately $27 to $32 million in early 2005.  After allowing for this mandatory repayment, we expect to have excess free cash flow of nine to 10 million and have thus far spent approximately $5.3 million of that this year on current year acquisitions.

At this point, let me turn the call back over to Bill for some additional comments.

BILL BRICK:  Thanks, Steve.

As we approach Labor Day, we are gearing up to the last major surge of ice sales this year.  The third quarter will prove challenging as our July sales were weaker than expected and comparisons against last year’s third quarter will be difficult because of Hurricane Isabelle, which hit the East Coast last September.  These challenges aside, we continue to strive for additional improvements in all of our operations.  We will continue to assess acquisition opportunities as they arise throughout the rest of the year and expect to look primarily at small tuck-in opportunities within our existing geographic footprint in order to track the multiples.

We are pleased with the strength of our balance sheet and the direction of the company.  Based on the projections Steve shared with you, we believe our debt-to-EBITDA ratio, net of cash, will be well under four times at the end of 2004, and our cash interest coverage will be over three times.  These improved ratios will provide us with the flexibility to pursue opportunities that may arise later in 2004 and into 2005.

As you’re probably aware, we are days away from the first anniversary of the acquisition of our company by Trimaran Capital Partners and Bear Stearns Merchant Banking and the related debt refinancing.  As evidence by our successes over the past year, the partnership with our sponsors has been very beneficial for all parties involved.  We look forward to additional opportunities to improve our company.

As usual, I close by thanking all of our employees at every level for their efforts without whom none of our goals could be achieved.

Thanks for joining us today.  Now we’d be happy to take any questions. Lisa?

OPERATOR:  Thank you.  The floor is now open for questions.  If you have a question please press star-one on your touch-tone phone.  If at any point your question is answered, you may remove yourself from queue by pressing the pound key.

Questions will be taken in the order that they are received, and we do ask that while you pose your question that you pick up your hand set to provide optimal sound quality.  With those instructions in mind, if anyone does have a question please press star-one at this time.

Please hold while we poll for questions.  Once again, if anyone has a question please press star-one on your touch-tone phone at this time.  Please hold while we poll for questions.

Our first question is coming from Alexis Gold of CIBC World Markets.

ALEXIS GOLD, CIBC WORLD MARKETS:  Good morning.

WILLIAM BRICK:  Good morning, Alexis.

ALEXIS GOLD:  Just a couple of questions.  You talked a little bit about acquisitions, and obviously, the ones you’ve made to date seem like they’ve been pretty successful.  Going forward, are there any acquisitions of size?  I mean obviously, the small tuck-ins here and there are what we’ve expected.  But are there any properties that might even come up?  I know when you bought Service and Triangle, those were sort of two that you’d been waiting for.

BILL BRICK:  Well that’s an interesting phrase, “waiting for.”  I’m not sure I could use that term.  The one was a big acquisition by size.  Service would be more of a midsize.  Clearly we’re the middle of our season and, you know, normally acquisitions become available either before the season begins or sort of at the end of it.  And sometimes, depending on the season, it will depend on the mood of people wanting to sell or not wanting to sell.

Clearly we get calls on a regular basis, which we have discussions from points of interest.  We anticipate that those calls will continue to come forward.  But the sizes can vary and you really never know.  I’m not sure, you know, how you define on the sizes.  But we anticipate that we’ll continue to get calls from people, or we may make calls to others, depending on geographical fits.

ALEXIS GOLD:  Fair enough.  You also talked a little bit about some volume growth.  Were there any price increases you were able to pass through during the quarter?

BILL BRICK:  Well, we have sort of, yearly adjustments where we can, and they vary from different times, so sometimes they’re in some quarter, sometimes they’re not.  It’s sort of an ongoing thing.  As you know, right now there’s been a tremendous surge in the energy prices, so clearly that’s allowed us to have some discussions with some people and justify making some adjustments.

ALEXIS GOLD:  And I remember last year, I think around this time, was the Wal-Mart “got ice” program, which seemed to work pretty well.  Have they done that again, and has anyone else sort of done something similar with the tabs in the beverage aisles?

BILL BRICK:  I don’t think anyone else has done anything and I don’t think Wal-Mart has repeated that program.  They’ll typically do programs for one year and not repeat them year-in, year-out.  They may wait a period of time.

ALEXIS GOLD:  And then just finally — obviously we’re halfway — about halfway through the next quarter.  It sounds like it’s been a bit softer than last year.  Can you just give us a sense for how 4th of July was?

BILL BRICK:  Well, you know, the 4th of July was the 4th of July.  It depends on which market you want to talk about, but it was kind of average.  Unfortunately, if you’ve looked at the situation over the last six to eight weeks, it has not been stellar — you know, I’ve made a policy very early in these calls that I would not use weather as an excuse, if that’s the right word.  And clearly we’ve stuck to that.  But there are times when weather patterns in some of our highly dense markets will have an impact on us.  And we’ve seen them in the month of July, and we saw a little bit actually in June as well.  It just hasn’t been as hot as we would like in as many places.

ALEXIS GOLD:  All right.  Well, great.  Thanks very much.

WILLIAM BRICK:  Appreciate it.

OPERATOR:  Our next question is coming from Christina Boni of Credit Suisse First Boston.

CHRISTINA BONI, CREDIT SUISSE FIRST BOSTON:  Yes.  Good morning, every one.  I was hoping you could just clarify what the change was in terms of  your distributors, if you could just give us a little bit more insight on that.

STEVE JANUSEK:  Yes.  Sure, Christina.  We had historically two methods of contracting with our distributors as it relates to our national and regional accounts.  Some have been based on a — kind of what I call a gross basis where we book the full revenue to that national account with an offsetting distribution expense.

In order to simplify it and uniform it throughout the company, we have moved 100 percent of our — or the vast majority of our distributors to that method, which essentially has moved them from a kind of  wholesale pricing point or wholesale revenue booking to this basis, with the offsetting expense in distribution.

CHRISTINA BONI:  OK.  Great.  And is it too early to talk about what you think capital expenditures for next year will be?  Have you given that any thought at this juncture?

BILL BRICK:  We’re a little early in our budgeting.  We probably won’t get into that until I would think September, October.  So we’ll have a much better idea at that point in time.

CHRISTINA BONI:  OK.  Great.  Thanks very much.

BILL BRICK:  You’re welcome.

OPERATOR:  Thank you.  Our next question is coming from Stephanie Bachhuber of Dwight Asset Management.

STEPHANIE BACHHUBER, DWIGHT ASSET MANAGEMENT:  Good morning.  Most of my questions have been answered, but can you just give us some more specifics on what your average price to the wholesaler is for the quarter versus last and how many seven-pound equivalents you sold?

STEVE JANUSEK:  Yes.  For the quarter, on a seven-pound equivalent basis in 2004, it was approximately 153 million versus 127 million in 2003.  Of course, the vast majority of that was related to growth from acquisition volume.  From a pricing standpoint, we just don’t have any information that we can discuss right now.

STEPHANIE BACHHUBER:  OK.  And does the change in terms with your distributors affect that average wholesale price?

STEVE JANUSEK:  Yes, it does have an effect on our revenue booking because it raises revenue to a gross basis.  Of course, our average prices increased with the exact amount of offsetting expense for distribution.

STEPHANIE BACHHUBER:  OK.  Thanks.

BILL BRICK:  You’re welcome.

OPERATOR:  Thank you.  Our next question is coming from Michael Rosenthal of Shenkman Capital.

MICHAEL ROSENTHAL, SHENKMAN CAPITAL:  Yes.  Good morning.

BILL BRICK & STEVE JANUSEK:  Good morning.

MICHAEL ROSENTHAL:  Could you give a little more color on — I guess what you said about July being weaker than expected and September, I didn’t quite catch that.  The hurricane impacted you?

BILL BRICK:  Well, last year on the East Coast there was a major hurricane, and the hurricanes typically will put a surge on some ice sales.  So we saw a strong performance historically in part of our market.  And then, of course, we have Triangle, which benefited from that as well.  So the numbers for last September were good numbers.   Not that we want hurricanes to come along and help our numbers, but those numbers are going to compare to this year.  So you combine that along with the slower than desired start in July, it’s going to make for a good quarter for — or a challenging quarter for us.

MICHAEL ROSENTHAL:  Now, was the change in your accounting policy for wholesalers, was that previously expected that you’d make the change in the second quarter?

WILLIAM BRICK:  We have looked at it at the year-end close and with the additional transactions taking place.  We waited until the start of this year to put it in effect.

STEVE JANUSEK:  Right.  And it was within the guidance range for revenues —  it’s a couple of points, two or three percentage points, and the change on an annual basis is not larger than that.  So it’s all kind of contained within our overall guidance range.

MICHAEL ROSENTHAL:  I see.  But — so it looks like maybe the softness at the start of the quarter might account for maybe four or five million of revenue?

BILL BRICK:  Sorry, you lost me there.

MICHAEL ROSENTHAL:  Just the magnitude of this slower start to the quarter.

BILL BRICK:  Well, we’re not allowed to disclose.  I mean we’re just saying it’s softer than we would like.

MICHAEL ROSENTHAL:  OK.  Great.  Thank you.

BILL BRICK:  No problem.

OPERATOR:  Thank you.  Our next question comes from Adam Moss of U.S. Trust.

ADAM MOSS, U.S. TRUST:  Good morning.  Just a quick question.  With regards to the preferred dividends, just could you refresh me?  Are those PIK’ing or are you paying that in cash, or do you have the option to pay that in cash if you’d like?  Thanks.

STEVE JANUSEK:  The company does have the option, but it’s prohibited by our indenture and our bank facility.  It’s essentially a perpetual PIK that we expect to continue.

ADAM MOSS:  And what’s the rate of that PIK again?

STEVE JANUSEK:  Twelve percent.

ADAM MOSS:  Thanks.

OPERATOR:  Thank you.  Our next question is coming from Reza Vahabzadeh of Lehman Brothers.

REZA VAHABZADEH, LEHMAN BROTHERS:  Good morning.

BILL BRICK:  Good morning.

REZA VAHABZADEH:  I missed the first few minutes of the conference call.  Did you disclose the revenue and EBITDA contribution of acquisitions for the second quarter?

STEVE JANUSEK:  Not exactly in that format, Reza.  We talked about — well, we actually did disclose the revenue.  $13.4 million of revenue from Service, Triangle, and 2004 acquisitions.  Cost of goods sold was $6.7 million in the quarter related to those.  And operating expenses were $1.0 million.

REZA VAHABZADEH:  So, is there any other expense that I need to take into account to get at the EBITDA?

STEVE JANUSEK:  I mean I think that’s essentially the proper format.  I will say that there are certain allocations at corporate.  I’d change, you know, some portion of that, but for the most part that’s the best way to get an accurate read.

REZA VAHABZADEH:  So give or take $5.7 million of EBITDA contribution from acquisitions for the second quarter?

STEVE JANUSEK:  Correct.

REZA VAHABZADEH:  OK.  Do you have an idea for acquisition contribution for the third quarter by any chance?  You just made a few more acquisitions, so I’m guessing that the acquisition contribution for the third quarter will actually be greater.

STEVE JANUSEK:  Oh, it definitely is.  And, you know, in our press release we have given some pro forma guidance from the acquisition EBITDA last year and those acquisitions in our press release, which total somewhere in the neighborhood of $7.9 million of EBITDA from acquisitions.

REZA VAHABZADEH:  And this includes the acquisitions you just made in the third quarter?

STEVE JANUSEK:  We only have acquisitions in the first six months of the year.

REZA VAHABZADEH:  That’s what I meant to say.  OK.

STEVE JANUSEK:  Yes, yes.

REZA VAHABZADEH:  So all those acquisitions are included in that $7.9 million.

STEVE JANUSEK:  Yes.

REZA VAHABZADEH:  So, I mean if I take all that into account, is it fair to come to a conclusion that excluding acquisitions you’re expecting a softer year-over-year performance in the third quarter?

BILL BRICK:  I think that we would say that that’s possible, yes.

REZA VAHABZADEH:  Right.  I mean...

BILL BRICK:  But we’re still only halfway through it.  And, you know, our business can swing depending on some more sunshine now and then again.

REZA VAHABZADEH:  Right.  For second quarter, can you — can you discuss which regions were particularly strong or weak for you?

STEVE JANUSEK:  Yes, sure.  South Texas and Colorado were clearly adversely affected by some of the patterns in the country.  The Eastern markets, specifically Florida, in the late May and kind of for the month of June had some surge in volume related to the weather patterns there, as well as last year was a little bit weaker in those areas.  So I think those are the primary regions.

REZA VAHABZADEH:  Got it.  Thank you.

BILL BRICK:  Thank you.

OPERATOR:  Thank you.  At this time there are no further questions.  I would like to turn the floor back over to Bill Brick for any closing remarks.

BILL BRICK:  Thank you.  We appreciate your time today, and we look forward to speaking with you again in 90 days.

OPERATOR:  Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time, and have a great day.